Exhibit 4.2

OFFICERS’ CERTIFICATE ESTABLISHING

THE TERMS OF THE ADDITIONAL NOTES

Pursuant to Section 301 of the Indenture

Pursuant to (i) resolutions adopted by the Board of Trustees of Washington Real Estate Investment Trust (the “Trust”) dated as of July 19, 2006 and (ii) Section 301 of the Indenture, dated as of August 1, 1996, between the Trust and J.P. Morgan Trust Company, National Association (successor to The First National Bank of Chicago), as Trustee (the “Indenture”), the Trust shall reopen the series of notes titled “5.95% Senior Notes due June 15, 2011” originally issued by the Trust on June 6, 2006 in the aggregate principal amount of $100,000,000 (the “Existing Notes”) and issue $50,000,000 principal amount of additional notes as a part of the same series of Securities as the Existing Notes (the “Additional Notes”) in accordance with the terms herein. Accordingly, we, Edmund B. Cronin, Jr., a trustee and the Chairman and Chief Executive Officer of the Trust, and Sara L. Grootwassink, Chief Financial Officer of the Trust, do hereby deliver this Certificate establishing the following terms of the Additional Notes and do hereby certify that (terms used in this Certificate and not defined herein having the same definitions as in the Indenture):

(1) The Additional Notes shall be part of the same series of Securities as the Existing Notes. The Additional Notes shall collectively, with the Existing Notes, constitute a single series of debt securities under the Indenture. All terms of the Additional Notes are intended to be the same as, and pari passu with, the terms of the Existing Notes.

(2) The aggregate principal amount of the Existing Notes and the Additional Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be $150,000,000.

(3) The Additional Notes shall mature on June 15, 2011 (the “Maturity Date”), subject to prior redemption at the option of the Trust as described in paragraph (9).

(4) The rate at which the Additional Notes shall bear interest shall be 5.95% per annum. The date from which such interest shall accrue shall be June 6, 2006; the Interest Payment Dates on which such interest will be payable shall be June 15 and December 15 in each year, beginning December 15, 2006, and on the Maturity Date; the Regular Record Dates for the interest payable on the Additional Notes on any Interest Payment Date shall be 15 calendar days prior to the related Interest Payment Date regardless of whether such day is a Business Day; the interest on the Additional Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(5) The Additional Notes shall be issuable in denominations of $1,000 and integral multiples thereof.

(6) The place where the principal of (and Make-Whole Amount, if any) and interest on the Additional Notes shall be payable and the Additional Notes may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Trust in respect of the Additional Notes and the Indenture may be served shall be the Corporate Trust Office of J.P. Morgan Trust Company, National Association, at 4 New York Plaza, 1st Floor, New York, New York 10004.

(7) The entire outstanding principal amount of the Additional Notes (and Make-Whole Amount, if any) shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture.

(8) Payment of the principal of (and Make-Whole Amount, any) and interest on the Additional Notes shall be payable in Dollars and the Additional Notes shall be denominated in Dollars.

(9) The Additional Notes, as well as the Existing Notes, shall be redeemable at any time at the option of the Trust, in whole or in part, at a Redemption Price, payable in Dollars, equal to the sum of (i) the principal amount of the Additional Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Additional Notes.

“Make-Whole Amount” shall mean, in connection with any optional redemption or accelerated payment of any of the Additional Notes, the excess, if any, of (a) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (b) the aggregate principal amount of the Additional Notes being redeemed or paid.

“Reinvestment Rate” shall mean with respect to the Additional Notes, 0.15% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal of the Additional Notes being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” shall mean the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Trust.

(10) The Trust shall not be obligated to redeem, repay or purchase the Additional Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof.

(11) The Holders of the Additional Notes shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

(12) Other than as set forth herein, there shall be no deletions from, modifications of or additions to the Events of Default or additional covenants of the Trust with respect to the Additional Notes set forth in the Indenture.

(13) The Additional Notes will be represented by a single global security (the “Global Security”) registered in the name of the Depository Trust Company (“DTC”) or its nominee. DTC or its nominee will credit, on its book-entry registration and transfer system, the amount of Additional Notes represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to institutions that have accounts with DTC or its nominee (“Participants”) and to persons that may hold interests through Participants. Beneficial owners of interests in the Global Security may exchange such interests for Additional Notes of like tenor of any authorized form and denomination only in the manner provided in Section 305 of the Indenture. DTC shall be the depositary of the Global Security. The form of such Global Security, attached hereto as Exhibit A, is hereby approved.

(14) The Additional Notes shall not be issuable as Bearer Securities.

(15) Interest on any of the Additional Notes shall be payable only to the Person in whose name that Additional Note (or one or more Predecessor Securities thereof) is registered at the close of business on the Regular Record Date for such interest.

(16) Sections 1402 and 1403 of the Indenture shall be applicable to the Additional Notes.

(17) The Additional Notes shall not be issuable in definitive form except under the circumstances described in Section 305 of the Indenture.

(18) The Trust shall not pay Additional Amounts as contemplated by Section 1010 of the Indenture on the Additional Notes.

(19) The Trust shall have no obligation to permit the conversion of the Additional Notes into Common Shares or Preferred Shares of the Trust.

/s/ Edmund B. Cronin, Jr.
Edmund B. Cronin, Jr.,
Chairman and Chief Executive Officer

/s/ Sara L. Grootwassink
Date: July 21, 2006	Sara L. Grootwassink,
Chief Financial Officer

Exhibit A

Form of Note

See Exhibit 4.1